Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION OF UNITED AND CONTINENTAL

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (“Continental”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger providing for a “merger of equals” business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. (“United”) and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. (“UAL” or the “Company”).

The Company also expects in the future that it will merge Continental and United into one legal entity (the “Airlines Merger”). Once the Airlines Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, and there will no longer be a requirement to separately report the historical financial statements of Continental.

The Unaudited Pro Forma Condensed Combined Balance Sheet of United and Continental combines the historical consolidated balance sheet of Continental and United as of June 30, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations of United and Continental for the year ended December 31, 2011 and the six months ended June 30, 2012 combines the historical consolidated statement of operations of Continental and United for each period.

The Unaudited Pro Forma Condensed Combined Financial Statements of United and Continental were prepared by combining the historical financial information of both Continental and United. Pro forma statements that give effect to a business combination to be accounted for as a reorganization of entities under common control combine the historical financial statements of combining entities.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the consolidated financial statements of Continental and United contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2011 and their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2012. The Unaudited Pro Forma Condensed Combined Financial Statements of United and Continental are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Continental or United would have been had the Airlines Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UNITED AND CONTINENTAL

June 30, 2012

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,004	$4,076	$—	$6,080
Short-term investments	1,276	342	—	1,618

Total unrestricted cash, cash equivalents and short-term investments	3,280	4,418	—	7,698
Restricted cash	—	120	—	120
Receivables, less allowance for doubtful accounts	250	1,568	—	1,818
Aircraft fuel, spare parts and supplies, less obsolescence allowance	285	327	—	612
Deferred income taxes	347	316	—	663
Receivables from related parties	1	2,432	(2,211)	222
Prepaid expenses and other	183	619	(10)	792

	4,346	9,800	(2,221)	11,925

Property and equipment, net	7,717	8,860	—	16,577
Other assets:
Goodwill	4,523	—	—	4,523
Intangibles, less accumulated amortization	2,428	2,255	(3)	4,680
Receivables from related parties	—	729	(729)	—
Restricted cash, cash equivalents and investments	140	325	—	465
Other, net	434	594	—	1,028

	7,525	3,903	(732)	10,696

	$19,588	$22,563	$(2,953)	$39,198

(continued on the next page)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UNITED AND CONTINENTAL

June 30, 2012

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Advance ticket sales	$186	$4,481	$—	$4,667
Frequent flyer deferred revenue	—	2,526	—	2,526
Accounts payable	765	1,406	(1)	2,170
Accrued salaries and benefits	454	777	—	1,231
Current maturities of long-term debt	706	643	—	1,349
Current maturities of capital leases	3	115	—	118
Payables to related parties	2,210	104	(2,210)	104
Other	286	1,044	(10)	1,320

	4,610	11,096	(2,221)	13,485

Long-term debt	4,834	4,888	—	9,722
Long-term obligations under capital leases	177	674	—	851

Other liabilities and deferred credits:
Frequent flyer deferred revenue	—	2,872	—	2,872
Postretirement benefit liability	300	2,138	—	2,438
Pension liability	1,765	84	—	1,849
Advanced purchase of miles	—	1,624	—	1,624
Deferred income taxes	901	675	—	1,576
Payables to related parties	729	—	(729)	—
Lease fair value adjustment, net	975	—	—	975
Other	551	959	—	1,510

	5,221	8,352	(729)	12,844

Stockholder’s equity:
Common stock	—	—	—	—
Additional capital invested	4,163	3,439	—	7,602
Retained earnings (deficit)	906	(5,702)	(3)	(4,799)
Accumulated other comprehensive loss	(323)	(184)	—	(507)

	4,746	(2,447)	(3)	2,296

	$19,588	$22,563	$(2,953)	$39,198

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF UNITED AND CONTINENTAL

Six Months Ended June 30, 2012

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
Operating revenue:
Passenger-Mainline	$6,045	$6,853	$—	$12,898
Passenger-Regional	1,469	1,909	—	3,378

Total passenger revenue	7,514	8,762	—	16,276
Cargo	181	348	—	529
Other operating revenue	815	1,140	(215)	1,740

	8,510	10,250	(215)	18,545

Operating expenses:
Aircraft fuel	2,866	3,771	—	6,637
Salaries and related costs	1,749	2,120	51	3,920
Regional capacity purchase	495	765	—	1,260
Landing fees and other rent	436	536	—	972
Aircraft maintenance materials and outside repairs	308	549	(18)	839
Depreciation and amortization	295	463	—	758
Distribution expenses	328	354	—	682
Aircraft rent	346	156	—	502
Special charges	98	272	—	370
Other operating expenses	1,055	1,488	(248)	2,295

	7,976	10,474	(215)	18,235

Operating income (loss)	534	(224)	—	310
Nonoperating income (expense):
Interest expense	(160)	(273)	—	(433)
Interest capitalized	11	6	—	17
Interest income	6	5	—	11
Miscellaneous, net	42	(7)	—	35

	(101)	(269)	—	(370)

Income (loss) before income taxes	433	(493)	—	(60)
Income tax expense	1	1	—	2

Net income (loss)	$432	$(494)	$—	$(62)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF UNITED AND CONTINENTAL

Year ended December 31, 2011

In millions

	Historical
	Continental	United	Pro Forma Adjustments	Condensed Combined Pro Forma
Operating revenue:
Passenger-Mainline	$11,816	$14,153	$6	$25,975
Passenger-Regional	2,601	3,935	—	6,536

Total passenger revenue	14,417	18,088	6	32,511
Cargo	448	718	—	1,166
Special revenue item	19	88	—	107
Other operating revenue	1,291	2,261	(217)	3,335

	16,175	21,155	(211)	37,119

Operating expenses:
Aircraft fuel	5,294	7,080	—	12,374
Salaries and related costs	3,405	4,172	74	7,651
Regional capacity purchase	830	1,574	—	2,404
Landing fees and other rent	900	1,028	—	1,928
Aircraft maintenance materials and outside repairs	595	1,160	(11)	1,744
Depreciation and amortization	626	921	(1)	1,546
Distribution expenses	688	748	—	1,436
Aircraft rent	686	323	—	1,009
Special charges	159	433	—	592
Other operating expenses	2,042	2,829	(273)	4,598

	15,225	20,268	(211)	35,282

Operating income	950	887	—	1,837
Nonoperating income (expense):
Interest expense	(342)	(595)	—	(937)
Interest capitalized	17	15	—	32
Interest income	10	10	—	20
Miscellaneous, net	(72)	(33)	—	(105)

	(387)	(603)	—	(990)

Income before income taxes	563	284	—	847
Income tax expense (benefit)	(6)	3	—	(3)

Net income	$569	$281	$—	$850

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF UNITED

AND CONTINENTAL

Note 1. Basis of Presentation

On May 2, 2010, UAL Corporation, Continental Airlines, Inc. (“Continental”), and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger providing for a “merger of equals” business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United Air Lines, Inc. (“United”) and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc. (“UAL” or the “Company”).

The Company also expects in the future that it will merge Continental and United into one legal entity (the “Airlines Merger”). Once the Airlines Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, there will no longer be a requirement to separately report the historical financial statements of Continental, and United will be considered the predecessor.

The Unaudited Pro Forma Condensed Combined Balance Sheet of United and Continental combines the historical consolidated balance sheet of Continental and United on June 30, 2012. The Unaudited Pro Forma Condensed Combined Statement of Operations of United and Continental for the year ended December 31, 2011 and the six months ended June 30, 2012 combines the historical consolidated statement of operations of Continental and United for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared by combining the historical financial information of both Continental and United. Pro forma statements that give effect to a business combination to be accounted for as a reorganization of entities under common control generally only combine the historical financial statements of combining entities.

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Financial Statements of United primarily reflect the elimination of transactions and account balances between Continental and United.